Exhibit 3.1
ImmunoGen, Inc.

BY-LAWS

AMENDED AS OF NOVEMBER 2, 2005

TABLE OF CONTENTS

Title                                                                          Page

    Section 1.11 Notice of Stockholder Business and Nominations

ImmunoGen, Inc.

BY-LAWS

ARTICLE I -   Stockholders

Section 1.1  Place and Conduct of Meetings. All meetings of the stockholders shall be held either at the principal office of the corporation or at such other place as is determined by the Board of Directors and stated in the notice of meeting.

The Chairman of the Board of Directors or, in his absence, the Chief Executive Officer of the Corporation or, in his absence, the President or, in his absence, such person as the Board of Directors may have designated, shall call to order any meeting of the stockholders and shall preside at and act as chairman of the meeting. In the absence of the Secretary of the Corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints. The chairman of any meeting of stockholders shall determine the order of business and the procedures at the meeting, including such regulation of the manner of voting and the conduct of discussion as he or she deems to be appropriate. The chairman of any meeting of stockholders shall have the power to adjourn the meeting to another place and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meet-ing.

Section 1.2  Annual Meetings. The annual meeting of the stockholders entitled to vote shall be held at 10 o’clock in the forenoon (or at such other time as is determined by the Board of Directors and stated in the notice) [on any date, as determined by the Board of Directors, that is within six (6) months after the end of the corporation’s fiscal year] [on the second Tuesday in November after the end of each fiscal year, if such day is not a legal holiday, and if a legal holiday, then on the next succeeding day that is not a Saturday, Sunday or legal holiday]. The purposes for which an annual meeting may be held, in addition to those prescribed by law, by the Articles of Organization and by these By-Laws, may be specified by the President, the Chief Executive Officer or the Board of Directors. At the annual meeting any business may be transacted whether or not the notice of such meeting shall have contained a reference thereto, except where such a reference is required by law, the Articles of Organization or these By-Laws.

If such annual meeting is not held on the date fixed, or by adjournment therefrom, a special meeting of the stockholders shall be held in place thereof, and any business transacted or elections held at such a special meeting shall have the same force and effect as if transacted or held at the annual meeting. Any such special meeting shall be called as provided in Section 1.3 of this Article I.

Section 1.3  Special Meetings. Subject to the rights of the holders of any class or series of Preferred Stock of the Corporation, special meetings of the stockholders entitled to vote may be called by the President or the Board of Directors, and shall be called by the Secretary, or in case of the death, absence, incapacity or refusal of the Secretary, by any other officer, or upon written application of one or more stockholders who hold at least forty percent (40%) in interest of the capital stock entitled to vote at the meetings. The call for the meeting shall state the day, hour, place and purposes of the meeting.

Section 1.4  Notice of Meetings. A written or printed notice of every meeting of stockholders, stating the place, date and hour thereof, and the purposes for which the meeting is called, shall be given by the Secretary or other person calling the meeting, at least seven but no more than 60 days before the meeting, to each stockholder entitled to vote thereat and to each stockholder who, under the Articles of Organization or these By-Laws, is entitled to such notice, by leaving such notice with him, at his usual place of business or residence, by mailing such notice postage prepaid and addressed to him at his address as it appears upon the books of the corporation, or by electronic transmission directed to such stockholder at an address given to the corporation by the stockholder or otherwise in such manner as the stockholder shall have specified to the corporation, including by facsimile transmission, electronic mail or posting on an electronic network. Whenever notice of a meeting of the stockholders is required to be given to any stockholder, a written waiver thereof, executed before or after the meeting by such stockholder or his attorney thereunto authorized and filed with the records of the meeting, shall be deemed equivalent to such notice. Any person authorized to give notice of any such meeting may make affidavit of such notice, which, as to the facts therein stated, shall be conclusive. It shall be the duty of every stockholder to furnish his current address to the Secretary of the corporation or to the transfer agent, if any, of the class of stock owned by him.

Every stockholder who is present at a meeting (whether in person or by proxy) shall be deemed to have waived notice thereof; provided, however, that in the absence of his waiver in writing, a stockholder may expressly reserve his objection to the transaction of any business as to which requisite notice was not given to him and on which he does not vote.

Section 1.5  Quorum of Stockholders. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting shall constitute a quorum; except that, if two or more classes of stock are outstanding and entitled to vote as separate classes, then in the case of each such class, a quorum shall consist of the holders of a majority in interest of the stock of that class issued, outstanding and entitled to vote. The announcement of a quorum by the officer presiding at the meeting shall constitute a conclusive determination that a quorum is present. The absence of such an announcement shall have no significance. The stockholders present at a duly organized meeting may continue to transact business until adjournment of the meeting notwithstanding the withdrawal of one or more stockholders so as to leave less than a quorum.

Section 1.6  Adjournments. Any meeting of the stockholders may be adjourned to any other time and to any other place by the stockholders present or represented at the meeting, although less than a quorum, or by any officer entitled to preside or to act as Secretary of such meeting if no stockholder is present. It shall not be necessary to notify any stockholder of any adjournment. Any business which could have been transacted at any meeting of the stockholders as originally called may be transacted at any adjournment thereof.

Section 1.7  Votes and Proxies. At all meetings of the stockholders, each stockholder shall have one vote for each share of stock having voting power registered in such stockholder’s name, and a proportionate vote for a fractional share, unless otherwise provided by the Articles of Organization or in these By-Laws. Scrip shall not carry any right to vote unless otherwise provided therein but if scrip provides for the right to vote, such voting shall be on the same basis as fractional shares. Absent stockholders may vote by proxy. No proxy which is dated more than eleven months before the meeting named therein shall be accepted, and no proxy shall be valid after the final adjournment of such meeting. Proxies need not be sealed or attested. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by one of them unless at or prior to exercise of the proxy the corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of the stockholder shall be deemed valid unless challenged at or prior to its exercise.

Section 1.8  Action at Meeting. When a quorum is present, the holders of a majority of the stock present or represented and voting on a matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and voting on a matter), except where a larger vote is required by law, the Articles of Organization or these By-Laws, shall decide any matter to be voted on by the stockholders. Any election by stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election. No ballot shall be required for such election unless requested by a stockholder present or represented at the meeting and entitled to vote in the election. The corporation shall not directly or indirectly vote any share of its stock.

Section 1.9  Inspectors of Elections. Two inspectors may be appointed by the Board of Directors before or at each meeting of stockholders, or, if no such appointment shall have been made, the presiding officer may make such appointment at the meeting. At the meeting for which they are appointed, such inspectors shall open and close the polls, receive and take charge of the proxies and ballots, and decide all questions touching on the qualifications of voters, the validity of proxies and the acceptance and rejection of votes. If any inspector previously appointed shall fail to attend or refuse or be unable to serve, the presiding officer shall appoint an inspector in his place.

Section 1.10  Action without Meeting. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if all stockholders entitled to vote on the matter consent to the action in writing and the written consents are filed with the records of the meetings of stockholders. Such consents shall be treated for all purposes as a vote at a meeting.

Section 1.11   Notice of Stockholder Business and Nominations.

A. Annual Meetings of Stockholders.

Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation's notice of meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in this Section, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.

B. Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the notice of meeting given pursuant to Section A above. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of giving of notice provided for in this Section, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section.

C.	Certain Matters Pertaining to Stockholder Business and Nominations.

(1) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph A of this Section or a special meeting pursuant to paragraph B of this Section, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (2) such other business must otherwise be a proper matter for stockholder action under the Massachusetts Business Corporation Act, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice, as that term is defined in this paragraph, such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation's voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation's voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice and (4) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has not provided the corporation with a Solicitation Notice, the stockholder or beneficial owner proposing such business or nomination must not have previously solicited such number of proxies that would have required the delivery of a Solicitation Notice pursuant to the requirements of this Section. To be timely, a stockholder's notice pertaining to an annual meeting shall be delivered to the Secretary at the principal executive offices of the corporation not less than forty-five (45) or more than seventy-five (75) days prior to the first anniversary (the “Anniversary”) of the date on which the corporation first mailed its proxy materials for the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Such stockholder's notice for an annual meeting or a special meeting shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation's books, and of such beneficial owner, (ii) the class and number of shares of the corporation that are owned beneficially and held of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(2) Notwithstanding anything in the second sentence of paragraph C (1) of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least fifty-five (55) days prior to the Anniversary (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after the first anniversary of the preceding year's annual meeting, at least seventy (70) days prior to such annual meeting), a stockholder's notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(3) In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation's notice of meeting, if the stockholder's notice required by paragraph C(1) of this Section shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the ninetieth (90th) day prior to such special meeting nor later than the close of business on the later of the sixtieth (60th) day prior to such special meeting, or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

D. General.

(1) Only such persons who are nominated in accordance with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. Except as otherwise provided by law or these By-Laws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE II -   Officers and Directors

Section 2.1  Elections. The corporation shall have a Board of Directors consisting of such number (but not less than the minimum number required by law) as may be fixed by the stockholders, which number may be enlarged by vote of a majority of the Directors then in office and the vacancies so created shall be filled as set forth in Section 2.3 below. The Corporation shall have a President, a Treasurer and a Secretary. At each annual meeting, the stockholders shall fix the number of Directors to be elected, and shall elect the Board of Directors. At any meeting, the stockholders may increase or decrease the number of Directors within the limits above specified. The President, the Treasurer and the Secretary shall be elected annually by the Directors at their first meeting following the annual meeting of the stockholders. The Board of Directors may, from time to time, elect or appoint such other officers as it may determine, including a Chairman of the Board, one or more Vice-Presidents, one or more Assistant Treasurers, and one or more Assistant Secretaries.

No officer or director need be a stockholder. The Chairman of the Board shall be elected by and from the Board of Directors, but no other officer need be a Director. Two or more offices may be held by any person.

If required by vote of the Board of Directors, an officer shall give bond to the corporation for the faithful performance of his duties, in such form and amount and with such sureties as the Board of Directors may determine. The premiums for such bonds shall be paid by the corporation.

Section 2.2  Tenure, Resignation and Removal. Each Director shall hold office until the next annual meeting of the stockholders and until his successor is elected and qualified or until he sooner dies, resigns, is removed or becomes disqualified. The President, the Treasurer and the Secretary shall each hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders and until his successor is elected or appointed and qualified, or until he dies, resigns, is removed or becomes disqualified; and all other officers shall hold office until the first meeting of the Board of Directors following the next annual meeting of the stockholders unless a shorter term is specified in the vote electing or appointing them.

Any Director or officer may resign by giving written notice of his resignation to the Chairman of the Board, President, or Secretary, or to the Board of Directors at a meeting of the Board, and such resignation shall become effective at the time specified therein, or, if none is specified, upon receipt. Unless otherwise specified in the resignation, its acceptance shall not be necessary to make it effective. Any Director may at any time be removed with or without cause by the affirmative vote of the holders of a majority in interest of the capital stock issued and outstanding and entitled to vote; provided, that a Director of a class elected by a particular class of stockholders may be removed only by the affirmative vote of the holders of a majority in interest of the stock of such class. A Director may also be removed from office with cause by vote of a majority of the Directors then in office. Any officer may at any time be removed with or without cause by vote of a majority of the Directors then in office. A Director or officer may be removed for cause only after a reasonable notice and opportunity to be heard before the body proposing to remove him.

Section 2.3  Vacancies. Any vacancy in the office of Director may be filled by the stockholders at a meeting called for the purpose. Pending action by the stockholders, such vacancy may also be filled by vote of the Board of Directors or by appointment by all of the directors if less than a quorum shall remain in office. Any vacancy in the position of any officer may be filled by the Board of Directors; and during the absence or inability to act of an officer, the Board of Directors may by vote appoint a person to perform the duties of such officer.

Section 2.4  Compensation. Directors may be paid such compensation for their services and such reimbursement for expenses and attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any Director from serving the corporation in any other capacity and receiving compensation therefor. The Board of Directors may fix the compensation of all officers of the corporation and may authorize any officer upon whom the powers of appointing subordinate officers may have been conferred to fix the compensation of such subordinate officers.

ARTICLE III -   Board of Directors

Section 3.1  Powers. The Board of Directors may exercise all the powers of the corporation except such as are required by law or by the Articles of Organization or these By-Laws to be otherwise exercised, and shall have the general direction, control and management of the property and business of the corporation. All property of the corporation, which shall be in the custody of the Board of Directors, shall be subject at all times to inspection by the President and the Treasurer or either of them. Unless otherwise provided by law, the Board of Directors shall have power to purchase and to lease, pledge, mortgage and sell such property (including the stock of the corporation) and to make such contracts and agreements as they deem advantageous, to fix the price to be paid for or in connection with any property or rights purchased, sold, or otherwise dealt with by the corporation, to borrow money, issue bonds, notes and other obligations of the corporation, and to secure payment thereof by the mortgage or pledge of all or any part of the property of the corporation. The Board of Directors may determine the duties, in addition to those prescribed by these By-Laws, of all officers, agents and employees of the corporation.

Section 3.2  Meetings. Meetings of the Directors may be held at any place within or outside the Commonwealth of Massachusetts.

Section 3.2.1  Regular Meetings. Regular meetings of the Board of Directors may be held without call or notice at such places and at such times as the Directors may from time to time determine, provided that any Director who is absent when such determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without a call or notice at the same place as the annual meeting of stockholders, or the special meeting held in lieu thereof, following such meeting of stockholders.

Section 3.2.2  Special Meetings. Special Meetings of the Board of Directors may be called by the Chairman of the Board, the President, a Vice-President, the Treasurer or any two or more Directors. Notice of the time and place of all special meetings shall be given by the Secretary or the officer or Directors calling the meeting. Notice may be given orally, by telephone, telecopy, telegraph or in writing; and notice shall be sufficient if given in time to enable the Director to attend, or in any case if sent by mail, by electronic transmission, telecopy or telegraph at least two days before the meeting, addressed to a Director’s usual or last known place of business or residence or by delivering such notice by electronic transmission directed to such director at an address given to the corporation by the director or otherwise in such manner as the director shall have specified to the corporation, including by facsimile transmission, electronic mail or posting on an electronic network. No notice of any meeting of the Board of Directors need be given to any Director if such Director, by a writing filed with the records of the meeting (and whether executed before or after such meeting), waives such notice, or if such Director attends the meeting without protesting prior thereto or at its commencement the lack of notice to him.

Section 3.3  Quorum of and Action by Directors. At any meeting of the Board of Directors a majority of the number of Directors then in office but in no event less than two shall constitute a quorum, but a lesser number may adjourn any meeting from time to time without further notice. Unless otherwise provided by law or by the Articles of Organization or by these By-Laws, business may be transacted by a majority of the Directors then present at any meeting at which there is a quorum. Unless otherwise provided by law or by the Articles of Organization or by these By-Laws, any action required or permitted to be taken, at any meeting of the Directors may be taken without a meeting if all the Directors consent to the action in writing (including a telecopied consent) and the written consents are filed with the records of the meetings of Directors. Such consents shall be treated for all purposes as a vote at a meeting. Directors may participate in a meeting of the Board of Directors or a meeting of any Committee of the Board of Directors by means of a conference telephone call or similar communications equipment by means of which all persons participating in the meeting can hear each other at the same time and participation by such means shall constitute presence in person at a meeting.

Section 3.4  Committees of Directors. The Board of Directors may, by affirmative vote of a simple majority of the Directors then constituting a full board, elect from its membership an Executive Committee and such other committees as it may determine and may delegate to any such committee or committees some or all of its powers except those which, by law, the Articles of Organization or these By-Laws, it is prohibited from delegating. Except as the Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Directors or in such rules, its business shall be conducted as nearly as may be in the manner as is provided by these By-Laws for the Directors.

Section 3.5  Scientific Advisory Board. The Board of Directors may appoint a Scientific Advisory Board to perform such functions and to be paid such compensation as the Board of Directors may determine. It is intended that such a Scientific Advisory Board will consist of highly qualified scientists in the fields of cellular immunology, protein biochemistry, pharmacology and such other fields as the Board of Directors may from time to time determine to be appropriate.

ARTICLE IV -   Executive Officers

Section 4.1  Chairman of the Board. The Chairman of the Board, if any, shall preside at all meetings of the Board of Directors, and shall have such authority and perform such duties, as the Board of Directors may from time to time determine.

Section 4.2  President and Vice Presidents. Unless the Board of Directors otherwise determines, the President shall be the Chief Executive Officer of the corporation. Except for meetings at which the Chairman of the Board, if any, presides in accordance with Section 4.1, the President shall, if present, preside at all meetings of stockholders and of the Board of Directors. He shall, subject to the control and direction of the Board of Directors, have general supervision and control over the business of the corporation, except as otherwise provided by these By-Laws; and he shall have and perform such other powers and duties as may be prescribed by these By-Laws or from time to time be determined by the Board of Directors. The Vice Presidents, in the order of their election, or in such other order as the Board of Directors may determine by specific vote or by title, shall have and perform the power and duties of the President (or such of them as the Board of Directors may determine) whenever the President is absent or unable to act. The Vice Presidents shall also have such other powers and duties as may from time to time be determined by the Board of Directors.

Section 4.3  Treasurer and Assistant Treasurers. The Treasurer shall, subject to the control and direction of the Board of Directors, have and perform such powers and duties as may be prescribed in these By-Laws or from time to time be determined by the Board of Directors. He shall have custody of all moneys, obligations, contracts and other valuable documents of the corporation except his own bond and the record books, and shall collect all moneys from time to time due and owing to the corporation and disburse the same pursuant to the contracts and obligations of the corporation or the order of the Board of Directors or stockholders. He shall keep accurate books of account of all the transactions of the corporation. All property of the corporation in his custody shall be subject at all times to the inspection and control of the Board of Directors. Unless otherwise voted by the Board of Directors, each Assistant Treasurer shall have and perform the powers and duties of the Treasurer whenever the Treasurer is absent or unable to act, and may at any time exercise such of the powers of the Treasurer, and such other powers and duties, as may from time to time be determined by the Board of Directors.

Section 4.4  Secretary and Assistant Secretaries. The Secretary shall be a resident of Massachusetts unless the corporation has a resident agent appointed for the purpose of service of process. He shall have and perform the powers and duties prescribed in these By-Laws, and such other powers and duties as may from time to time be determined by the Board of Directors. He shall attend all meetings of the stockholders and shall record upon the record book of the corporation all votes of the corporation and minutes of the proceedings at such meetings. He shall have custody of the record books of the corporation. Any Assistant Secretary shall have such powers as the Directors may from time to time designate. In the absence of the Secretary from any meeting of stockholders, an Assistant Secretary, if one be elected, or a Temporary Secretary designated by the person presiding at the meeting, shall perform the duties of the Secretary. The Secretary, or, in his absence, another designee of the Chairman of the Board, shall attend all meetings of the Directors and shall record all votes of the Board of Directors and minutes of the proceedings at such meetings. He shall notify the Directors of their meetings, and shall have and perform such other powers and duties as may from time to time be determined by the Board of Directors.

ARTICLE V -   Capital Stock

Section 5.1  Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the corporation owned by him. All certificates for shares of stock of the corporation shall state the number and class of shares evidenced thereby (and designate the series, if any), shall be signed by the President or a Vice President and either the Treasurer or an Assistant Treasurer, may (but need not) bear the seal of the corporation and shall contain such further statements as shall be required by law. The Board of Directors may determine the form of certificates of stock except insofar as prescribed by law or by these By-Laws, and may provide for the use of facsimile signatures thereon to the extent permitted by law. If the corporation is authorized to issue more than one class or series of stock, every stock certificate issued while it is so authorized shall set forth upon the face or back thereof either:

(a) The full text of the preferences, voting powers, qualifications and special and relative rights of the shares of each class and series, if any, authorized to be issued as set forth in the Articles of Organization; or

(b) a statement of the existence of such preferences, powers, qualifications and rights, and a statement that the Corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge.

Section 5.2  Transfers. The transfer of all shares of stock in the corporation shall be subject to the restrictions, if any, imposed by the Articles of organization, these By-Laws or any agreement to which the corporation is a party. Every certificate for shares which are subject to any such restrictions on transfer shall have the restrictions noted conspicuously on the certificate and shall also set forth upon the face or back thereof either the full text of the restriction or a statement of the existence of such restriction and a statement that the corporation will furnish a copy thereof to the holder of such certificate upon written request and without charge. Subject to any such restrictions, title to a certificate of stock and to the shares represented thereby shall be transferable on the books of the corporation (except when closed as provided by these By-Laws) upon surrender of the certificates therefor duly endorsed, or accompanied by a separate document containing an assignment of the certificate or a power of attorney to sell, assign or transfer the same, or the shares represented thereby, signed by the person appearing by the certificate to be the owner of the shares represented thereby, with all such endorsements or signatures verified if required by the corporation; but the person registered on the books of the corporation as the owner of the shares shall have the exclusive right to receive dividends thereon and to vote thereon as such owner, shall be held liable for such calls and assessments as may lawfully be made thereon, and except only as may be required by law, may in all respects be treated by the corporation as the exclusive owner thereof. It shall be the duty of each stockholder to notify the corporation of his address.

Section 5.3  Fixing Record Date. The Board of Directors may fix in advance a time of not more than seventy days preceding the date of any meeting of stockholders or the date for payment of any dividend or the making of any distribution to stockholders, or the date for the allotment of rights, or the date when any change or conversion or exchange of capital stock shall go into effect, or the last day on which the consent or dissent of stockholders may be effectively expressed for any purpose, as the record date for determining the stockholders having the right to notice of and to vote at such meeting and any adjournment thereof, or the right to receive such dividend or distribution, to receive such allotment of rights, or to exercise the rights in respect of any such change, conversion or exchange of capital stock, or the right to give such consent or dissent, and in such case, only stockholders of record on such record date shall have such right, notwithstanding any transfer of stock on the books of the corporation after the record date; or without fixing such record date the Board of Directors may, for any such purposes, close the transfer books for all or any part of such seventy-day period.

If no record date is fixed and the transfer books are not closed:

(a) the record date for determining stockholders having the right to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given.

(b) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors acts with respect thereto.

Section 5.4  Lost, Mutilated or Destroyed Certificates. In case any certificate of stock of the corporation shall be lost or destroyed, a new certificate may be issued in place thereof on reasonable evidence of such loss or destruction, and upon the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar. In case any certificate shall be mutilated, a new certificate may be issued in place thereof upon such terms as the Board of Directors may prescribe.

Section 5.5  Issue of Stock. Unless otherwise voted by the incorporators or stockholders, the whole or any part of any unissued balance of the authorized capital stock of the corporation may be issued or disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

Section 5.6  Dividends. Subject to any applicable provisions of the Articles of Organization and pursuant to law, dividends upon the capital stock of the corporation may be declared by the Board of Directors at any regular or special meeting. Dividends may be paid in cash, in property or in shares of the capital stock, Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors may from time to time, in the absolute discretion of the Board, think proper as a reserve fund to meet contingencies, for equalizing dividends, for repairing or maintaining any property of the corporation, for working capital or for such other purposes as the Board of Directors shall think conducive to the interests of the corporation.

ARTICLE VI -   MISCELLANEOUS PROVISIONS

Section 6.1  Fiscal Year. The fiscal year of the corporation shall end on the last day of June.

Section 6.2  Seal. The seal of the corporation shall bear its name, the word “Massachusetts” and the year of its incorporation; and may bear such other device or inscription as the Board of Directors may determine.

Section 6.3  Execution of Instruments. All deeds, lease, transfers, contracts, bonds, notes, checks, drafts and other obligations for the payment of money made, accepted or endorsed by the corporation shall be executed on behalf of the corporation by such person, or persons, as may be authorized from time to time by vote of the Board of Directors.

Section 6.4  Contributions. The Board of Directors shall have authority to make donations from the funds of the corporation, in such amounts as the Board of Directors may determine to be reasonable and irrespective of corporate benefit, for the public welfare or for community fund, hospital, charitable, religious, educational, scientific, civic or similar purposes, and in time of war or other natural emergency in aid thereof.

Section 6.5  Evidence of Authority. A certificate by the Secretary and Assistant Secretary, or a Temporary Secretary, as to any action taken by the stockholders, Board of Directors, any Committee of the Board of Directors or any officer or representative of the corporation shall, as to all persons who rely thereon in good faith, be conclusive evidence of such action. The exercise of any power which, by law or under these By-Laws or under any vote of the stockholders or of the Board of Directors, may be exercised in case of absence or any other contingency, shall bind the corporation in favor of anyone relying thereon in good faith, whether or not the absence or contingency existed.

Section 6.6  Indemnification of Officers, Directors and Members of Scientific Advisory Board. The corporation shall indemnify and hold harmless each person, now or hereafter an officer or Director of the corporation, or a member of the Scientific Advisory Board from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been an officer, Director or member of the Scientific Advisory Board of the corporation or by reason of his alleged acts or omissions as an officer, Director or member of the Scientific Advisory Board of the corporation, and shall indemnify and reimburse each such officer, Director and member of the Scientific Advisory Board against and for any and all legal and other expenses reasonably incurred by him in connection with any such claim and liabilities, actual or threatened, whether or not at or prior to the time which so indemnified, held harmless and reimbursed he has ceased to be an officer, Director or member of the Scientific Advisory Board of the corporation, except with respect to any matter as to which such officer, Director or member of the Scientific Advisory Board of the corporation shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interest of the corporation; provided, however, that prior to such final adjudication the corporation may compromise and settle any such claims and liabilities and pay such expenses, if such settlement or payment or both appears, in the judgment of a majority of those members of the Board of Directors who are not involved in such matters, to be for the best interest of the corporation as evidenced by a resolution to that effect adopted after receipt by the corporation of a written opinion of counsel for the corporation, that, based on the facts available to such counsel, such officer, Director or member of the Scientific Advisory Board of the corporation has not been guilty of acting in a manner that would prohibit indemnification.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated not to be entitled to indemnification under this section.

The corporation shall similarly indemnify and hold harmless persons who serve at its express written request as directors or officers of another organization in which the corporation owns shares or of which it is a creditor.

The right of indemnification herein provided shall be in addition to and not exclusive of any other rights to which any officer, Director or member of the Scientific Advisory Board of the corporation, or any such persons who serve at its request as aforesaid, may otherwise be lawfully entitled. As used in this Section, the terms “officer”, “Director”, and “member of the Scientific Advisory Board” include their respective heirs, executors and administrators.

Section 6.7  Conflict of Interest. No contract or other transaction of the corporation shall, in the absence of fraud, be affected or invalidated by the fact that any stockholder, Director or officer of the corporation or any corporation, firm or association of which he may be a director, officer, stockholder or member may be a party to or may have an interest, pecuniary or otherwise, in, any such contract or other transaction, provided that the nature and extent of his interest was disclosed to, or known by, the entire Board of Directors before acting on such contract or other transaction. Except in the case of any contract or other transaction between the corporation and any other corporation controlling, controlled by or under common control with the corporation, any Director of the corporation who is also a director, officer, stockholder or member of any corporation, firm or association with which the corporation proposes to contract or transact any business, or who has an interest, pecuniary or otherwise, in any such contract or other transaction, may not be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such contract or such transaction, and such director shall not participate in the vote to authorize any such contract or transaction. Any such contract or transaction may be authorized or approved by a majority of the directors then in office and not disqualified by this Section 6.7 to vote on such matters, even though the disinterested directors do not constitute a quorum.

Section 6.8  Definitions. All references in the By-Laws to the following terms shall have the following meanings unless specifically otherwise provided:

Section 6.8.1  By-Laws. These By-Laws, as altered or amended from time to time.

Section 6.8.2  Articles of Organization. The Articles of Organization as amended from time to time.

Section 6.8.3  Number of Directors then Constituting a Full Board. The number of Directors last fixed by the Directors or stockholders pursuant to Section 2.1 of Article II of these By-Laws.

Section 6.8.4  Annual Meeting of Stockholders. Either the annual meeting of the stockholders held on the date fixed therefor, or if it is not held on such fixed date, a special meeting held in place thereof.

In addition, whenever the masculine gender is used, it shall include the feminine and the neuter wherever appropriate.

Section 6.9  Control Share Acquisitions. The provisions of Chapter 110D of the Massachusetts General Laws shall not apply to control share acquisitions, (as defined in Chapter 110D) of the corporation.

Section 6.10 Action with Respect to Securities of Other Corporations.

Unless otherwise directed by the Board of Directors or the Chief Executive Officer, the Chief Executive Officer, the President, the Chief Financial Officer and/or Treasurer shall have power to vote and otherwise act on behalf of the corporation, in person or by proxy, at any meeting of stockholders of or with respect to any action of stockholders of any other corporation in which this corporation may hold securities and otherwise to exercise any and all rights and powers which this corporation may possess by reason of its ownership of securities in such other corporation.

Section 6.11 Regulations. The issue, transfer, conversion and registration of certificates of stock shall be governed by such other regulations as the Board of Directors may establish.

      Section 6.12 Interpretation. The Board of Directors shall have the power to interpret all of the terms and provisions of these By-Laws, which interpretation shall be conclusive.

Section 6.13 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these By-Laws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

Section 6.15 Reliance upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Section 6.16 Time Periods. In applying any provision of these By-Laws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE VII -   Amendments

Section 7.1  General. These By-Laws may be altered, amended or repealed, in whole or in part, at any annual or special meeting by vote of the holders of a majority in interest of all stock issued and outstanding and entitled to vote; provided that the nature or substance of the proposed alterations, amendment or repeal have been stated in the notice of the meeting. These By-Laws may also be altered, amended or repealed, in whole or in part, at any regular or special meeting by vote of a majority of the number of Directors then constituting a full board the Board of Directors, except with respect to (i) any provision which by law, the Articles of organization or these By-Laws requires action by the stockholders, (ii) the removal of directors or (iii) the requirements for amendment of these By-Laws. Notice of any amendment, addition or repeal of any By-law by the Board of Directors stating the substance of such action shall be given to all stockholders not later than the time when notice is given of the meeting of stockholders next following such action by the Board of Directors. Any By-law adopted by the Board of Directors may be amended or repealed by the stockholders.